UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 17)*


        Empresas ICA Sociedad Controladora, S.A. de C.V.(1)(the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

       American Depositary Shares ("ADSs"), each representing six Ordinary
           Participation Certificates ("CPOs"), each representing one
                    Ordinary Share of Common Stock ("Shares")
   -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   292448107(2)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Rafael Robles Miaja
                             Galicia y Robles, S.C.
                        Boulevard Manuel Avila Camacho 24
                                Torre del Bosque
                                     Piso 7
                          Colonia: Lomas de Chapultepec
                            Mexico City 11000, Mexico
                                (5255) 5540-9225
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                November 3, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------

1    Translation of Issuer's Name: The ICA Corporation Holding Company.

2 CUSIP number is for the ADSs only. No CUSIP number exists for the underlying Shares, as the Shares are not traded in the United States.

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Helu

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER


                               8   SHARED VOTING POWER

                                   1,600,137 Shares (See Item 5)
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   1,600,137 Shares (See Item 5)

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,600,137 Shares (See Item 5)

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1% Shares (See Item 5)

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   1,600,137 Shares (See Item 5)
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   1,600,137 Shares (See Item 5)

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,600,137 Shares (See Item 5)

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1% Shares (See Item 5)

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Marco Antonio Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   1,600,137 Shares (See Item 5)
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   1,600,137 Shares (See Item 5)

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,600,137 Shares (See Item 5)

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1% Shares (See Item 5)

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Patrick Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   1,600,137 Shares (See Item 5)
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   1,600,137 Shares (See Item 5)

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,600,137 Shares (See Item 5)

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1% Shares (See Item 5)

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Maria Soumaya Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   1,600,137 Shares (See Item 5)
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   1,600,137 Shares (See Item 5)

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,600,137 Shares (See Item 5)

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1% Shares (See Item 5)

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Vanessa Paola Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   1,600,137 Shares (See Item 5)
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   1,600,137 Shares (See Item 5)

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,600,137 Shares (See Item 5)

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1% Shares (See Item 5)

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Johanna Monique Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   1,600,137 Shares (See Item 5)
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   1,600,137 Shares (See Item 5)

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,600,137 Shares (See Item 5)

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1% Shares (See Item 5)

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carso Global Telecom, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   0 Shares (See Item 5)
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Item 5)

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5)

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5)

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Grupo Financiero Inbursa, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   1,600,137 Shares (See Item 5)
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   1,600,137 Shares (See Item 5)

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,600,137 Shares (See Item 5)

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1% Shares (See Item 5)

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Telefonos de Mexico, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                               8   SHARED VOTING POWER

                                   0 Shares (See Item 5)
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                   10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Item 5)

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5)

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5)

    14   TYPE OF REPORTING PERSON*

         CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Trust No. F/0008 (the "Trust")

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                               7   SOLE VOTING POWER

                                   90,336,300 Shares (See Item 5)

                               8   SHARED VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY          9   SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
       WITH                        90,336,300 Shares (See Item 5)

                              10   SHARED DISPOSITIVE POWER

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         90,336,300 Shares (See Item 5)

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.8% Shares (See Item 5)

    14   TYPE OF REPORTING PERSON*

         EP

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.           Security and Issuer.
------            -------------------

                  This Amendment No. 17 (the "Seventeenth Amendment") amends the
Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on October 24, 2003 (the "Schedule 13D"), as subsequently amended, by the Reporting Persons (as defined in the Schedule 13D), with respect to the Ordinary Shares of Common Stock ("Shares") of Empresas ICA Sociedad Controladora, S.A. de C.V. (the "Issuer"). Capitalized terms used but not otherwise defined in this Seventeenth Amendment have the meanings ascribed to such terms in the Schedule 13D, as amended.

Item 3.           Source and Amount of Funds or Other Consideration.
------            -------------------------------------------------

                  No Shares were purchased by the Reporting Persons since Amendment No. 16 to the Schedule 13D was filed with the Commission on October 28, 2004.

Item 5.           Interest in Securities of the Issuer.
------            ------------------------------------

         (a) The Reporting Persons have the following direct interests in Shares (as described in Amendment No. 2 to the Schedule 13D filed with the Commission on December 12, 2003, all Shares held by the Reporting Persons are held in the form of CPOs):

                                          Shares(1)
                               ------------------------------
                                   Number         % of Class
                               -------------     -------------
GFI....................           1,600,137          0.1
Trust(2)...............          90,336,300          4.8


(1) Based upon 1,865,054,114 Shares outstanding as of November 8, 2004, as reported by the Bolsa Mexicana de Valores, S.A. de C.V. (the Mexican Stock Exchange).

(2) The Slim Family, CGT and Telmex disclaim beneficial ownership of Shares beneficially owned by the Trust.

         (b) Because the Slim Family may be deemed to control, directly or indirectly, each of CGT, Telmex and GFI, the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any Shares owned by such persons or by any entities controlled by such persons (including the Trust). Except as otherwise disclosed herein, none of the Reporting Persons shares voting or disposition power with respect to any of the Shares owned by the Reporting Persons.

         (c) All transactions in Shares effected by the Reporting Persons since the most recent filing on Schedule 13D are listed in Schedule II hereto.

         (d) Because the Slim Family may be deemed to control, directly or indirectly, each of CGT, Telmex and GFI, the Slim Family may be deemed to have the right to receive, or the power to direct the receipt of dividends from, or the proceeds of the sale of, any Shares owned by such persons or by any entities controlled by such persons (including the Trust). Except as disclosed herein, no person other than the Reporting Persons has or will have any right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, Shares owned by the Reporting Persons.

         (e) The Reporting Persons collectively ceased to be the beneficial owners of more than five percent of the Shares outstanding on November 8, 2004.


* The Powers of Attorney and Joint Filing Agreement filed as exhibits to the Schedule 13D are hereby incorporated herein by reference.

                                    SIGNATURE

              After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu                       By: /s/ Eduardo Valdes Acra
                                                    ----------------------------
         -------------------------------------      Eduardo Valdes Acra
                                                    Attorney-in-Fact
         Carlos Slim Domit                          November  9, 2004

         -------------------------------------

         Marco Antonio Slim Domit

         -------------------------------------

         Patrick Slim Domit

         -------------------------------------

         Maria Soumaya Slim Domit

         -------------------------------------

         Vanessa Paola Slim Domit

         -------------------------------------

         Johanna Monique Slim Domit

         -------------------------------------

         CARSO GLOBAL TELECOM, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GRUPO FINANCIERO INBURSA, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         TELEFONOS DE MEXICO, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A., INSTITUCION DE
         BANCA MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION FIDUCIARIA, AS
         TRUSTEE OF TRUST NO. F/0008

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

                                   SCHEDULE II

         Since the most recent filing on Schedule 13D, the Reporting Persons set forth below effected the following transactions in Shares on the Mexican Stock Exchange.

Reporting         Type of                        Number of
 Person          Transaction       Trade Date     Shares         Price Per Share
                                                                 (Mexican Pesos)

GFI                 Sale            10/26/04       26,000              3.93
GFI                 Sale            10/26/04       24,000              3.93
GFI                 Sale            10/26/04      100,000              3.94
GFI                 Sale            10/26/04      142,000              3.94
GFI                 Sale            10/26/04      200,000              3.94
GFI                 Sale            10/26/04      458,000              3.94
GFI                 Sale            10/26/04       42,000              3.94
GFI                 Sale            10/26/04       28,000              3.94
GFI                 Sale            10/26/04       30,000              3.94
GFI                 Sale            10/26/04       10,000              3.95
GFI                 Sale            10/26/04       15,000              3.95
GFI                 Sale            10/26/04       75,000              3.95
GFI                 Sale            10/26/04       33,800              3.94
GFI                 Sale            10/26/04      116,200              3.94
GFI                 Sale            10/26/04       20,100              3.94
GFI                 Sale            10/26/04       10,000              3.94
GFI                 Sale            10/26/04      126,900              3.94
GFI                 Sale            10/26/04       43,000              3.94
GFI                 Sale            10/26/04      100,000              3.95
GFI                 Sale            10/26/04      100,000              3.96
GFI                 Sale            10/26/04       75,000              3.99
GFI                 Sale            10/26/04       25,000              3.99
GFI                 Sale            10/26/04       39,800              3.99
GFI                 Sale            10/26/04          800              3.99
GFI                 Sale            10/26/04       59,400              3.99
GFI                 Sale            10/26/04      100,000              4.03
Telmex Trust        Sale            10/26/04       19,700              4.03
Telmex Trust        Sale            10/26/04      100,000              4.03
Telmex Trust        Sale            10/26/04       50,000              4.03
Telmex Trust        Sale            10/26/04       50,000              4.03
Telmex Trust        Sale            10/26/04       30,300              4.03
Telmex Trust        Sale            10/26/04       19,700              4.03
Telmex Trust        Sale            10/26/04      100,000              4.03
Telmex Trust        Sale            10/26/04      130,300              4.02
Telmex Trust        Sale            10/26/04       34,700              4.02
Telmex Trust        Sale            10/26/04      125,000              4.02
Telmex Trust        Sale            10/26/04       90,300              4.01
Telmex Trust        Sale            10/26/04       25,500              4.02
Telmex Trust        Sale            10/26/04      100,000              4.02
Telmex Trust        Sale            10/26/04      124,500              4.02
Telmex Trust        Sale            10/27/04      100,000              4.08
Telmex Trust        Sale            10/27/04      100,000              4.09
Telmex Trust        Sale            10/27/04       14,500              4.09
Telmex Trust        Sale            10/27/04      100,000              4.09
Telmex Trust        Sale            10/27/04       25,000              4.09
Telmex Trust        Sale            10/27/04       60,500              4.09
Telmex Trust        Sale            10/27/04      100,000              4.08
Telmex Trust        Sale            10/27/04       41,200              4.08
Telmex Trust        Sale            10/27/04       50,000              4.08
Telmex Trust        Sale            10/27/04        8,800              4.08
Telmex Trust        Sale            10/27/04       22,300              4.07
Telmex Trust        Sale            10/27/04       77,700              4.07
Telmex Trust        Sale            10/27/04       42,200              4.07
Telmex Trust        Sale            10/27/04       55,800              4.06
Telmex Trust        Sale            10/27/04       97,000              4.06
Telmex Trust        Sale            10/27/04        5,000              4.06
Telmex Trust        Sale            10/27/04       20,000              4.05
Telmex Trust        Sale            10/27/04       58,000              4.05
Telmex Trust        Sale            10/27/04       50,000              4.05
Telmex Trust        Sale            10/27/04      100,000              4.05
Telmex Trust        Sale            10/27/04      172,000              4.05
Telmex Trust        Sale            10/27/04      100,000              4.05
Telmex Trust        Sale            10/27/04       22,600              4.06
Telmex Trust        Sale            10/27/04      177,400              4.06
Telmex Trust        Sale            10/27/04        3,800              4.07
Telmex Trust        Sale            10/27/04      100,000              4.07
Telmex Trust        Sale            10/27/04       40,000              4.07
Telmex Trust        Sale            10/27/04       56,200              4.07
Telmex Trust        Sale            10/27/04      200,000              4.07
Telmex Trust        Sale            10/27/04      190,000              4.08
Telmex Trust        Sale            10/27/04       10,000              4.08
Telmex Trust        Sale            10/27/04      100,000              4.08
Telmex Trust        Sale            10/27/04       36,000              4.09
Telmex Trust        Sale            10/27/04      164,000              4.09
Telmex Trust        Sale            10/27/04       15,200              4.07
Telmex Trust        Sale            10/27/04       10,000              4.07
Telmex Trust        Sale            10/27/04      100,000              4.07
Telmex Trust        Sale            10/27/04       20,000              4.07
Telmex Trust        Sale            10/27/04        1,400              4.07
Telmex Trust        Sale            10/27/04       53,400              4.07
Telmex Trust        Sale            10/27/04       74,100              4.07
Telmex Trust        Sale            10/27/04       25,900              4.07
Telmex Trust        Sale            10/27/04      100,000              4.08
Telmex Trust        Sale            10/27/04       96,000              4.07
Telmex Trust        Sale            10/27/04        4,000              4.07
Telmex Trust        Sale            10/28/04       11,000              4.02
Telmex Trust        Sale            10/28/04        5,000              4.02
Telmex Trust        Sale            10/28/04       75,000              4.02
Telmex Trust        Sale            10/28/04        1,800              4.02
Telmex Trust        Sale            10/28/04        7,200              4.02
Telmex Trust        Sale            10/28/04      100,000              4.03
Telmex Trust        Sale            10/28/04       28,100              4.03
Telmex Trust        Sale            10/28/04        2,400              4.03
Telmex Trust        Sale            10/28/04       69,500              4.03
Telmex Trust        Sale            10/28/04       30,500              4.03
Telmex Trust        Sale            10/28/04       23,500              4.03
Telmex Trust        Sale            10/28/04       46,000              4.03
Telmex Trust        Sale            10/28/04       18,400              4.03
Telmex Trust        Sale            10/28/04      100,000              4.03
Telmex Trust        Sale            10/28/04       20,000              4.03
Telmex Trust        Sale            10/28/04       10,000              4.03
Telmex Trust        Sale            10/28/04       51,600              4.03
Telmex Trust        Sale            10/28/04        8,400              4.03
Telmex Trust        Sale            10/28/04      150,000              4.03
Telmex Trust        Sale            10/28/04       30,000              4.03
Telmex Trust        Sale            10/28/04       11,600              4.03
Telmex Trust        Sale            10/28/04       27,800              4.03
Telmex Trust        Sale            10/28/04       30,000              4.03
Telmex Trust        Sale            10/28/04       42,200              4.03
Telmex Trust        Sale            10/28/04       83,700              4.03
Telmex Trust        Sale            10/28/04       16,300              4.03
Telmex Trust        Sale            10/28/04      200,000              4.04
Telmex Trust        Sale            10/28/04      300,000              4.04
Telmex Trust        Sale            10/28/04      100,000              4.04
Telmex Trust        Sale            10/28/04      100,000              4.04
Telmex Trust        Sale            10/28/04      100,000              4.04
Telmex Trust        Sale            10/28/04      100,000              4.04
Telmex Trust        Sale            10/28/04      100,000              4.04
Telmex Trust        Sale            10/28/04      195,000              4.04
Telmex Trust        Sale            10/28/04        3,000              4.04
Telmex Trust        Sale            10/28/04        2,000              4.04
Telmex Trust        Sale            10/28/04       65,300              4.04
Telmex Trust        Sale            10/28/04       34,700              4.04
Telmex Trust        Sale            10/28/04       30,000              4.04
Telmex Trust        Sale            10/28/04       70,000              4.04
Telmex Trust        Sale            10/28/04       68,100              4.03
Telmex Trust        Sale            10/28/04      150,000              4.03
Telmex Trust        Sale            10/28/04      200,000              4.03
Telmex Trust        Sale            10/28/04        5,000              4.03
Telmex Trust        Sale            10/28/04      110,000              4.03
Telmex Trust        Sale            10/28/04       37,000              4.03
Telmex Trust        Sale            10/28/04       10,000              4.03
Telmex Trust        Sale            10/28/04        5,000              4.03
Telmex Trust        Sale            10/28/04       14,900              4.03
Telmex Trust        Sale            10/29/04       34,600              4.12
Telmex Trust        Sale            10/29/04       65,400              4.12
Telmex Trust        Sale            10/29/04       34,600              4.12
Telmex Trust        Sale            10/29/04       50,000              4.12
Telmex Trust        Sale            10/29/04       10,000              4.10
Telmex Trust        Sale            10/29/04       50,000              4.10
Telmex Trust        Sale            10/29/04       40,000              4.10
Telmex Trust        Sale            10/29/04      100,000              4.10
Telmex Trust        Sale            10/29/04       26,000              4.10
Telmex Trust        Sale            10/29/04       74,000              4.10
Telmex Trust        Sale            10/29/04        1,200              4.08
Telmex Trust        Sale            10/29/04       98,800              4.08
Telmex Trust        Sale            10/29/04        1,200              4.08
Telmex Trust        Sale            10/29/04       98,800              4.08
Telmex Trust        Sale            10/29/04          600              4.08
Telmex Trust        Sale            10/29/04       25,000              4.08
Telmex Trust        Sale            10/29/04       25,000              4.08
Telmex Trust        Sale            10/29/04       25,000              4.08
Telmex Trust        Sale            10/29/04       20,000              4.08
Telmex Trust        Sale            10/29/04       29,000              4.06
Telmex Trust        Sale            10/29/04      100,000              4.06
Telmex Trust        Sale            10/29/04       71,000              4.06
Telmex Trust        Sale            10/29/04        4,400              4.06
Telmex Trust        Sale            10/29/04        4,600              4.06
Telmex Trust        Sale            10/29/04       10,800              4.06
Telmex Trust        Sale            10/29/04        3,200              4.07
Telmex Trust        Sale            10/29/04       96,800              4.07
Telmex Trust        Sale            10/29/04       84,800              4.06
Telmex Trust        Sale            10/29/04       30,000              4.06
Telmex Trust        Sale            10/29/04        4,000              4.06
Telmex Trust        Sale            10/29/04      146,000              4.06
Telmex Trust        Sale            10/29/04      100,000              4.06
Telmex Trust        Sale            10/29/04       35,200              4.06
Telmex Trust        Sale            10/29/04       10,400              4.06
Telmex Trust        Sale            10/29/04       10,000              4.06
Telmex Trust        Sale            10/29/04       18,400              4.06
Telmex Trust        Sale            10/29/04        6,000              4.06
Telmex Trust        Sale            10/29/04       55,200              4.06
Telmex Trust        Sale            10/29/04      200,000              4.06
Telmex Trust        Sale            10/29/04       40,400              4.07
Telmex Trust        Sale            10/29/04       81,000              4.06
Telmex Trust        Sale            10/29/04      100,000              4.06
Telmex Trust        Sale            10/29/04        1,000              4.06
Telmex Trust        Sale            10/29/04       15,000              4.06
Telmex Trust        Sale            10/29/04        1,000              4.06
Telmex Trust        Sale            10/29/04        1,000              4.06
Telmex Trust        Sale            10/29/04        1,000              4.06
Telmex Trust        Sale            10/29/04       55,600              4.05
Telmex Trust        Sale            10/29/04        4,000              4.05
Telmex Trust        Sale            10/29/04       50,000              4.05
Telmex Trust        Sale            10/29/04      100,000              4.05
Telmex Trust        Sale            10/29/04       20,000              4.05
Telmex Trust        Sale            10/29/04       25,000              4.05
Telmex Trust        Sale            10/29/04       25,000              4.05
Telmex Trust        Sale            10/29/04       20,400              4.05
Telmex Trust        Sale            10/29/04       40,000              4.05
Telmex Trust        Sale            10/29/04       25,000              4.05
Telmex Trust        Sale            10/29/04       25,000              4.05
Telmex Trust        Sale            10/29/04        6,900              4.05
Telmex Trust        Sale            10/29/04        3,100              4.04
Telmex Trust        Sale            10/29/04        5,700              4.04
Telmex Trust        Sale            10/29/04       39,000              4.04
Telmex Trust        Sale            10/29/04       14,900              4.04
Telmex Trust        Sale            10/29/04       20,000              4.03
Telmex Trust        Sale            10/29/04       47,500              4.03
Telmex Trust        Sale            10/29/04       50,000              4.03
Telmex Trust        Sale            10/29/04       50,000              4.03
Telmex Trust        Sale            10/29/04       32,500              4.03
Telmex Trust        Sale            10/29/04      100,000              4.01
Telmex Trust        Sale            10/29/04       10,000              4.00
Telmex Trust        Sale            10/29/04      100,000              4.00
Telmex Trust        Sale            10/29/04       50,000              4.00
Telmex Trust        Sale            10/29/04       35,000              4.00
Telmex Trust        Sale            10/29/04        5,000              4.00
GFI                 Sale            11/01/04       34,400              4.05
GFI                 Sale            11/01/04       15,600              4.05
GFI                 Sale            11/01/04       31,600              4.05
GFI                 Sale            11/01/04       18,400              4.05
GFI                 Sale            11/01/04       34,400              4.03
GFI                 Sale            11/01/04       15,600              4.03
GFI                 Sale            11/01/04       29,400              4.03
GFI                 Sale            11/01/04          100              4.03
GFI                 Sale            11/01/04       20,000              4.03
GFI                 Sale            11/01/04          500              4.03
GFI                 Sale            11/01/04       34,400              4.03
GFI                 Sale            11/01/04       15,600              4.03
GFI                 Sale            11/01/04       50,000              4.03
GFI                 Sale            11/01/04      216,500              4.03
GFI                 Sale            11/01/04       33,500              4.03
GFI                 Sale            11/01/04       50,000              4.03
GFI                 Sale            11/01/04       50,000              4.03
GFI                 Sale            11/01/04      100,000              4.04
GFI                 Sale            11/01/04      367,100              4.03
GFI                 Sale            11/01/04       32,900              4.03
GFI                 Sale            11/01/04       79,300              4.02
GFI                 Sale            11/01/04       10,000              4.02
GFI                 Sale            11/01/04       10,000              4.02
GFI                 Sale            11/01/04          700              4.02
GFI                 Sale            11/01/04       30,000              4.02
GFI                 Sale            11/01/04       60,000              4.02
GFI                 Sale            11/01/04        2,300              4.01
GFI                 Sale            11/01/04       20,000              4.01
GFI                 Sale            11/01/04       10,000              4.01
GFI                 Sale            11/01/04       15,000              4.01
GFI                 Sale            11/01/04       20,000              4.01
GFI                 Sale            11/01/04       20,000              4.01
GFI                 Sale            11/01/04       93,000              4.00
GFI                 Sale            11/01/04      280,000              4.00
GFI                 Sale            11/01/04       15,000              4.00
GFI                 Sale            11/01/04       10,000              4.00
GFI                 Sale            11/01/04       10,000              4.00
GFI                 Sale            11/01/04       70,000              4.00
GFI                 Sale            11/01/04       20,000              4.00
GFI                 Sale            11/01/04       20,000              4.00
GFI                 Sale            11/01/04       30,000              4.00
GFI                 Sale            11/01/04        8,000              4.00
GFI                 Sale            11/01/04       16,700              4.00
GFI                 Sale            11/01/04      287,500              4.01
GFI                 Sale            11/01/04        5,000              4.01
GFI                 Sale            11/01/04        7,500              4.01
GFI                 Sale            11/01/04      250,000              4.01
GFI                 Sale            11/01/04       25,000              4.01
GFI                 Sale            11/01/04       25,000              4.01
GFI                 Sale            11/01/04      400,000              4.01
GFI                 Sale            11/02/04       25,000              4.03
GFI                 Sale            11/02/04       25,000              4.03
GFI                 Sale            11/02/04       30,000              4.00
GFI                 Sale            11/02/04        5,000              4.00
GFI                 Sale            11/02/04       20,000              4.00
GFI                 Sale            11/02/04       45,000              4.00
GFI                 Sale            11/02/04      100,000              4.00
GFI                 Sale            11/02/04       10,000              4.00
GFI                 Sale            11/02/04       20,000              4.00
GFI                 Sale            11/02/04       20,000              4.00
GFI                 Sale            11/02/04      200,000              4.00
GFI                 Sale            11/02/04       20,000              4.01
GFI                 Sale            11/02/04      132,400              4.00
GFI                 Sale            11/02/04       47,600              4.00
GFI                 Sale            11/02/04       10,000              4.01
GFI                 Sale            11/02/04       90,000              4.01
GFI                 Sale            11/02/04      182,400              4.00
GFI                 Sale            11/02/04          600              4.00
GFI                 Sale            11/02/04      100,000              4.00
GFI                 Sale            11/02/04      200,000              4.00
GFI                 Sale            11/02/04        5,000              4.00
GFI                 Sale            11/02/04        5,000              4.00
GFI                 Sale            11/02/04        7,000              4.00
GFI                 Sale            11/02/04      293,000              4.00
GFI                 Sale            11/02/04        7,000              4.00
GFI                 Sale            11/02/04      100,000              4.01
GFI                 Sale            11/02/04      100,000              4.00
GFI                 Sale            11/02/04       23,700              4.01
GFI                 Sale            11/02/04      137,500              4.01
GFI                 Sale            11/02/04       38,800              4.01
GFI                 Sale            11/02/04       26,000              4.01
GFI                 Sale            11/02/04        5,000              4.01
GFI                 Sale            11/02/04          800              4.01
GFI                 Sale            11/02/04       50,000              4.01
GFI                 Sale            11/02/04        7,000              4.01
GFI                 Sale            11/02/04       11,200              4.01
GFI                 Sale            11/02/04       96,000              4.02
GFI                 Sale            11/02/04        4,000              4.02
GFI                 Sale            11/02/04       46,000              4.02
GFI                 Sale            11/02/04      100,000              4.02
GFI                 Sale            11/02/04          100              4.02
GFI                 Sale            11/02/04        9,900              4.02
GFI                 Sale            11/02/04       44,000              4.02
GFI                 Sale            11/02/04      163,000              4.02
GFI                 Sale            11/02/04       37,000              4.02
GFI                 Sale            11/02/04      100,000              4.02
GFI                 Sale            11/02/04      100,000              4.02
GFI                 Sale            11/02/04      200,000              4.03
GFI                 Sale            11/03/04       35,500              4.06
GFI                 Sale            11/03/04      100,000              4.04
GFI                 Sale            11/03/04      100,000              4.03
GFI                 Sale            11/03/04       24,000              4.03
GFI                 Sale            11/03/04       76,000              4.03
GFI                 Sale            11/03/04      200,000              4.04
GFI                 Sale            11/03/04       50,000              4.04
GFI                 Sale            11/03/04       50,000              4.04
GFI                 Sale            11/03/04       50,000              4.04
GFI                 Sale            11/03/04       50,000              4.04
GFI                 Sale            11/03/04      100,000              4.04
GFI                 Sale            11/03/04        5,000              4.04
GFI                 Sale            11/03/04       13,000              4.04
GFI                 Sale            11/03/04       20,000              4.04
GFI                 Sale            11/03/04       20,000              4.04
GFI                 Sale            11/03/04        8,000              4.04
GFI                 Sale            11/03/04       34,000              4.04
GFI                 Sale            11/03/04      115,700              4.03
GFI                 Sale            11/03/04       18,900              4.01
GFI                 Sale            11/03/04      100,000              4.01
GFI                 Sale            11/03/04      200,000              4.01
GFI                 Sale            11/03/04       30,000              4.01
GFI                 Sale            11/03/04       40,500              4.01
GFI                 Sale            11/03/04       10,600              4.01
GFI                 Sale            11/03/04       53,600              4.00
GFI                 Sale            11/03/04       50,000              4.00
GFI                 Sale            11/03/04       50,000              4.00
GFI                 Sale            11/03/04       46,400              4.00
GFI                 Sale            11/03/04       14,500              4.01
GFI                 Sale            11/03/04       96,200              4.02
GFI                 Sale            11/03/04      143,000              4.01
GFI                 Sale            11/03/04       26,000              4.01
GFI                 Sale            11/03/04       80,000              4.01
GFI                 Sale            11/03/04      130,000              4.01
GFI                 Sale            11/03/04       21,000              4.01
GFI                 Sale            11/03/04      638,100              4.00
GFI                 Sale            11/03/04        3,700              4.00
GFI                 Sale            11/03/04       34,700              4.00
GFI                 Sale            11/03/04       61,600              4.00
GFI                 Sale            11/04/04       35,000              3.96
GFI                 Sale            11/04/04        9,900              3.97
GFI                 Sale            11/04/04       30,000              3.97
GFI                 Sale            11/04/04       20,000              3.97
GFI                 Sale            11/04/04        5,000              3.97
GFI                 Sale            11/04/04          100              3.97
GFI                 Sale            11/04/04       20,800              3.97
GFI                 Sale            11/04/04        5,000              3.97
GFI                 Sale            11/04/04       24,200              3.97
GFI                 Sale            11/04/04          600              3.97
GFI                 Sale            11/04/04       99,400              3.97
GFI                 Sale            11/04/04       97,000              3.98
GFI                 Sale            11/04/04        3,000              3.98
GFI                 Sale            11/04/04       29,300              3.99
GFI                 Sale            11/04/04      100,000              3.99
GFI                 Sale            11/04/04       70,700              3.99
GFI                 Sale            11/04/04       10,000              4.00
GFI                 Sale            11/04/04       51,000              4.00
GFI                 Sale            11/04/04       10,000              4.00
GFI                 Sale            11/04/04       10,000              4.00
GFI                 Sale            11/04/04       50,000              4.00
GFI                 Sale            11/04/04        5,500              4.00
GFI                 Sale            11/04/04       15,000              4.00
GFI                 Sale            11/04/04       37,300              4.00
GFI                 Sale            11/04/04       11,200              4.00
GFI                 Sale            11/04/04       45,800              4.01
GFI                 Sale            11/04/04      154,200              4.01
GFI                 Sale            11/04/04       50,000              4.01
GFI                 Sale            11/04/04      200,000              4.02
GFI                 Sale            11/04/04          100              4.00
GFI                 Sale            11/04/04      100,000              4.00
GFI                 Sale            11/04/04        7,000              4.00
GFI                 Sale            11/04/04       17,000              4.00
GFI                 Sale            11/04/04       75,000              4.00
GFI                 Sale            11/04/04          900              4.00
GFI                 Sale            11/04/04       54,500              3.98
GFI                 Sale            11/04/04      500,000              3.98
GFI                 Sale            11/04/04        6,000              3.98
GFI                 Sale            11/04/04       39,500              3.98
GFI                 Sale            11/04/04        4,000              3.99
GFI                 Sale            11/04/04       15,000              3.99
GFI                 Sale            11/04/04       25,000              3.99
GFI                 Sale            11/04/04        5,000              3.99
GFI                 Sale            11/04/04       51,000              3.97
GFI                 Sale            11/05/04        6,700              3.99
GFI                 Sale            11/05/04       20,000              3.99
GFI                 Sale            11/05/04       23,300              3.99
GFI                 Sale            11/05/04        5,700              3.99
GFI                 Sale            11/05/04       44,300              3.99
GFI                 Sale            11/05/04      110,000              3.98
GFI                 Sale            11/05/04       10,000              3.98
GFI                 Sale            11/05/04       40,000              3.98
GFI                 Sale            11/05/04       50,000              3.95
GFI                 Sale            11/05/04       15,000              3.95
GFI                 Sale            11/05/04       85,000              3.95
GFI                 Sale            11/05/04       63,000              3.95
GFI                 Sale            11/05/04       23,000              3.95
GFI                 Sale            11/05/04      100,000              3.95
GFI                 Sale            11/05/04       14,000              3.95
GFI                 Sale            11/05/04       88,600              3.96
GFI                 Sale            11/05/04       10,000              3.96
GFI                 Sale            11/05/04        1,400              3.96
GFI                 Sale            11/05/04       20,000              3.97
GFI                 Sale            11/05/04       80,000              3.97
GFI                 Sale            11/05/04       86,200              3.96
GFI                 Sale            11/05/04       50,000              3.96
GFI                 Sale            11/05/04       63,800              3.96
GFI                 Sale            11/05/04       23,400              3.97
GFI                 Sale            11/05/04      100,000              3.97
GFI                 Sale            11/05/04       10,000              3.97
GFI                 Sale            11/05/04       66,600              3.97
GFI                 Sale            11/05/04       10,000              3.98
GFI                 Sale            11/05/04      164,400              3.97
GFI                 Sale            11/05/04       35,600              3.97
GFI                 Sale            11/05/04        6,600              3.97
GFI                 Sale            11/05/04       75,000              3.97
GFI                 Sale            11/05/04       48,400              3.97
GFI                 Sale            11/05/04       50,000              3.97
GFI                 Sale            11/05/04       23,600              3.97
GFI                 Sale            11/05/04       25,000              3.97
GFI                 Sale            11/05/04       50,000              3.97
GFI                 Sale            11/05/04        1,400              3.97
GFI                 Sale            11/05/04       64,300              3.96
GFI                 Sale            11/05/04      120,000              3.96
GFI                 Sale            11/05/04       66,100              3.96
GFI                 Sale            11/05/04       49,600              3.96
GFI                 Sale            11/05/04      103,200              3.96
GFI                 Sale            11/05/04       75,200              3.96
GFI                 Sale            11/05/04       46,000              3.96
GFI                 Sale            11/05/04      232,900              3.96
GFI                 Sale            11/05/04      130,400              3.96
GFI                 Sale            11/05/04      245,900              3.96
GFI                 Sale            11/05/04      100,000              3.96
GFI                 Sale            11/05/04       66,400              3.96
GFI                 Sale            11/08/04       10,000              3.98
GFI                 Sale            11/08/04       25,000              3.98
GFI                 Sale            11/08/04       33,000              3.98
GFI                 Sale            11/08/04       43,600              3.97
GFI                 Sale            11/08/04       88,400              3.96
GFI                 Sale            11/08/04       21,000              3.97
GFI                 Sale            11/08/04       79,000              3.97
GFI                 Sale            11/08/04       21,000              3.97
GFI                 Sale            11/08/04      100,000              3.97
GFI                 Sale            11/08/04       79,000              3.97
GFI                 Sale            11/08/04       50,000              3.98
GFI                 Sale            11/08/04       50,000              3.98
GFI                 Sale            11/08/04      113,500              3.97
GFI                 Sale            11/08/04        5,000              3.97
GFI                 Sale            11/08/04       25,200              3.97
GFI                 Sale            11/08/04      156,300              3.97
GFI                 Sale            11/08/04       26,700              3.98
GFI                 Sale            11/08/04       22,100              3.98
GFI                 Sale            11/08/04       97,700              3.97
GFI                 Sale            11/08/04      200,000              3.97
GFI                 Sale            11/08/04        2,300              3.97
GFI                 Sale            11/08/04      125,600              3.96
GFI                 Sale            11/08/04      125,600              3.96
GFI                 Sale            11/08/04      120,100              3.97
GFI                 Sale            11/08/04       79,900              3.97
GFI                 Sale            11/08/04       88,000              3.98
GFI                 Sale            11/08/04       62,000              3.98
GFI                 Sale            11/08/04      150,000              3.97
GFI                 Sale            11/08/04      200,000              3.97